W&T Offshore Announces Second Quarter 2017 Operational And Financial Results

HOUSTON, Aug. 3, 2017 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its second quarter 2017 operational and financial results. Some of the key items for the quarter and subsequent period include:

  On June 28, 2017, the Bureau of Ocean Energy Management ("BOEM") filed a Motion for Remand with the Department of the Interior to rescind its four orders issued in 2016 that instructed us to provide additional supplemental bonding of $260.8 million.  We anticipate that within the next few weeks the necessary steps will be completed to allow the BOEM to rescind the orders.
  Mid-Year 2017 SEC proved reserves were 74.4 million Boe, of which 56% was liquids, up slightly from year-end 2016 SEC proved reserves.  The increase in proved reserves was more than sufficient to replace production.  Proved developed producing reserves increased almost 6 million Boe or 13% compared to year-end 2016.
  The present value of our reported SEC proved reserves, discounted at 10% ("PV-10"), was $955.0 million, a 27% increase from $754.9 million at year-end 2016, due to upward revisions of previous estimates and higher average prices. The SEC PV-10 is based on an average crude oil price of $48.95 per barrel and average natural gas price of $3.01 per Mcf, both before adjustment for quality, transportation fees, energy content, and regional price differentials.
  Production averaged 43,084 barrels of oil equivalent ("Boe") per day for the second quarter of 2017 (or 3.9 million Boe for the quarter), 58% of which was oil and natural gas liquids ("NGLs"), compared to 42,864 Boe per day in the second quarter of 2016.
  Revenues were $123.3 million, up $23.7 million, or 24% compared to the second quarter of 2016.  Oil and NGLs sales made up 75% of revenues in the second quarter of 2017 compared to 79% in the second quarter of 2016.
  Lease operating expenses (LOE) declined $5.1 million to $31.5 million compared to the second quarter of 2016 representing a 14% decline.
  Operating income was $32.9 million compared to an operating loss in the second quarter of 2016 of $127.0 million, which included a non-cash ceiling test write-down of $104.6 million.  Compared to the first quarter of 2017, operating income increased $4.7 million or 17%.
  Interest expense, net of amount capitalized, decreased 61.5% or $18.2 million to $11.4 million compared to the second quarter of 2016.
  Net income was $33.3 million and earnings per share were $0.23.  Excluding special items, our adjusted net income was $31.1 million and earnings were $0.22 per share.  (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  Cash flow from operating activities increased to $65.6 million for the first six months of 2017 from a negative $11.3 million for the same period in 2016.  Adjusted EBITDA for the second quarter of 2017 was $72.6 million, up $31.8 million compared to the second quarter of 2016.  Adjusted EBITDA margin was 59% versus 41% in the second quarter of 2016 and 52% in the first quarter of 2017. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  As expected, we received $11.9 million in income tax refunds in July 2017 and we expect to receive an additional $69.0 million in income tax refunds in the latter half of 2018 related to net operating loss carryback claims.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "We are very pleased to be in the final stages of resolving the matter with the BOEM, which has been a significant distraction for W&T and our investors for over a year. We are generating strong cash flow, solid earnings and very attractive EBITDA margins, driven by the performance of our high-quality asset base.

"We have continued to maintain steady production volumes with modest capital outlays as we successfully executed lower-risk, high-return projects in our existing fields. We have also continued to drive down our operating expenses to the lowest levels in many years and generated an EBITDA margin of 59%, which is in-line with the 60-62% EBITDA margins we achieved in 2012-2014 in a much higher commodity price environment. Compared to the first quarter, LOE declined 22% or $8.6 million resulting in higher adjusted EBITDA margins in the second quarter despite the slightly lower commodity prices. While we are hopeful that oil prices will improve from current levels, we have clearly demonstrated that we can be profitable in current market conditions.

"So far in the first half of 2017, our operations have primarily focused on exploiting our Mahogany Field, which continues to perform exceptionally well and offers substantial upside potential. As we have continued drilling, the T-sand reservoir continues to get bigger just like we experienced with the prolific P-sand. In the second half of the year, we will progress our work plan at Mahogany which includes the A-17 well that is also targeting the T-sand, followed by the A-5 ST. Workovers and recompletions will also be performed on wells at Mahogany as time permits. We also have an exploratory well that will spud shortly to drill a low risk undrilled fault block in our SS300 field and exploratory wells planned at Main Pass 286 and South Timbalier 224 both of which are open water locations. New wells are also planned for Ewing Banks 910 field and Viosca Knoll 823 Virgo field towards the end of this year and that will carry over into what should be a busy 2018," concluded Mr. Krohn.

Production, Revenues and Price: Total production was 3.9 million barrels of oil equivalent ("MMBoe") in the second quarter of 2017, up slightly from the second quarter of 2016. Production increases were achieved at various fields including Ship Shoal 349 ("Mahogany"), Garden Banks 302 and Viosca Knoll 783 fields, partially offset by natural production declines from existing wells between the periods. Second quarter 2017 includes revenues of $4.1 million representing royalty relief for oil produced at our Mississippi Canyon 698 ("Big Bend") field in 2016. Oil volumes associated with the royalty relief were 114,867 barrels and are reflected in 2017 production volumes. The Big Bend realized oil price in 2016 was below the average price posted by the government and hence we received royalty relief.

Revenues for the second quarter of 2017 increased 24% to $123.3 million compared to $99.7 million in the second quarter of 2016. The increase in revenues was due to a 23% increase in our realized commodity price. We sold 43,084 Boe per day at an average realized sales price of $31.10 per Boe compared to 42,864 Boe per day sold at an average realized sales price of $25.28 per Boe in the second quarter of 2016. In the first quarter of 2017, we sold 42,712 Boe per day at an average realized sales price of $32.12 per Boe after royalties, transportation and quality bank adjustments.

Lease Operating Expenses: Lease operating expense ("LOE"), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, decreased $5.1 million to $31.5 million in the second quarter of 2017 compared to the second quarter of 2016. On a per-Boe basis, LOE decreased to $8.04 per Boe in the second quarter of 2017, a 14.4% reduction compared to $9.39 per Boe in the second quarter of 2016. LOE decreased primarily due to lower costs from service providers along with optimization efforts to reduce our lease operating costs and lower insurance premiums. These reductions were partially offset by higher workover costs of $0.9 million due to an increase in activities.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligations ("ARO"), decreased to $10.29 per Boe for the second quarter of 2017 from $14.74 per Boe for the second quarter of 2016. On a nominal basis, DD&A decreased $17.1 million to $40.4 million for the second quarter of 2017 from $57.5 million for the second quarter of 2016 primarily due to a decrease in the DD&A rate per Boe, which declined due to prior-period ceiling test write-downs.

General and Administrative Expenses ("G&A"): G&A increased slightly to $16.5 million for the second quarter of 2017 compared to the second quarter of 2016. The increase was primarily due to increases in incentive compensation programs and accrued civil penalties received from BSEE that are being appealed to IBLA, partially offset by lower salary costs, legal expenses, professional fees and surety bond costs.

Derivative (gain) loss: For the second quarter of 2017, there was a $3.7 million derivative gain recorded for both crude oil and natural gas derivative contracts, which includes both open and settled contracts as of June 30, 2017. We entered into derivative contracts for crude oil and natural gas during the first quarter of 2017, relating to a portion of our 2017 estimated production. For the second quarter of 2016, there was a $4.9 million derivative loss recorded for derivative contracts for crude oil and natural gas.

Interest expense: Interest expense, net of amount capitalized, decreased $18.2 million to $11.4 million in the second quarter of 2017, compared to $29.7 million in the second quarter of 2016. The decrease was primarily due to an exchange transaction that was completed on September 7, 2016, when we exchanged $710.2 million of our unsecured senior notes for $301.8 million of new secured notes and 60 million shares of our common stock. Also, there were no borrowings outstanding under our revolving bank credit facility during the second quarter of 2017. Interest paid in cash on the $301.8 million of new secured debt is reported as a reduction of the carrying value of the new secured debt.

Gain on Exchange of Debt: During the second quarter of 2017, an additional net gain of $8.1 million was recognized primarily as a result of paying interest in cash on the Second Lien PIK Toggles Notes and the Third Lien PIK Toggle Notes versus paying the interest through the pay-in-kind ("PIK") option. Under ASC 470-60 accounting guidance that is applicable to us due to our 2016 debt restructuring, the carrying value for the Second and Third Lien PIK Toggle Notes was reduced due to the cash payment. The cash payment has a lower interest rate compared to the PIK option and this also reduces future interest and principal payments. Partially offsetting were additional expenses related to the Exchange Transaction for differences between estimated and actual costs. We anticipate the remaining eligible interest payments will be made in kind versus in cash.

Other (income) expense: For the second quarter of 2017, other (income) expense, net, was $5.2 million consisting primarily of $6.3 million for items related to the Apache litigation matter (described below), partially offset by $1.1 million in loss-of-use reimbursements from a third-party for damages incurred at one of our platforms. In June 2017 we received a final trial court judgment directing us to pay Apache Corp. $43.2 million plus court costs, attorney's fees and pre and post judgment interest of $6.3 million. The judgment stems from a previously disclosed lawsuit that Apache filed in December 2014 regarding a dispute about Apache's use of much more expensive drilling rigs instead of a previously contracted intervention vessel for the plugging and abandonment of three deepwater wells in the Mississippi Canyon area of the Gulf of Mexico. W&T contends that the excess costs of using the drilling rigs were unnecessary and unreasonable but that Apache chose to use the rigs without W&T's consent because they otherwise would have been idle at Apache's expense. W&T believes the use of the rigs was in bad faith, as found by the jury, and that such conduct caused W&T not to comply with the applicable joint operating agreement, particularly since another vessel had been contracted by Apache for the abandonment a year in advance. W&T had previously paid $24.9 million as an undisputed amount for the plug and abandonment work. We intend to appeal the trial court judgment in this lawsuit. In June 2017, in order to stay execution of the judgment, and pending the disposition of post judgment motions, we deposited with the court $49.5 million and have accounted for this as a long-term asset with a corresponding offset recorded as a long-term liability. We have also increased the amount of our asset retirement obligation by an additional $19.9 million (we had previously accrued $23.3 million) and expensed the $6.3 million as indicated above.

Income Tax: Our income tax benefit for the three months ended June 30, 2017 and 2016 was $9.0 million and $35.7 million, respectively. Our annualized effective tax rate for both periods was not meaningful. The income tax benefit for both periods relates to NOL carryback claims made pursuant to IRC Section 172(f) (related to rules for "specified liability losses"), which permit certain platform dismantlement, well abandonment and site clearance costs to be carried back 10 years.

As of June 30, 2017, the balance sheet reflects a current income tax receivable of $12.0 million and non-current income tax receivables of $69.0 million. The current income tax receivable primarily relates to our NOL claim for 2016 carried back to 2006. The non-current income tax receivables relate to our NOL claims that were carried back to earlier years that are expected to be received in 2018. In July 2017, we received income tax refunds of $11.9 million primarily related to our 2016 refund claim.

Net Income (Loss) & Earnings (Loss) Per Share: We reported net income for the second quarter of 2017 of $33.3 million or $0.23 per common share. Excluding special items, our adjusted net income was $31.1 million and our earnings were $0.22 per share. This compares to a second quarter 2016 reported net loss of ($120.9) million, or ($1.58) per common share; excluding special items (including a non-cash ceiling test write-down of oil and natural gas properties) adjusted net loss would have been ($35.8) million, or ($0.47) per share. Compared to the first quarter of 2017, net income, excluding special items, increased $8.3 million or $0.06 per share. (See the "Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.)

Cash Flow and Adjusted EBITDA: Net cash provided by operating activities in the first six months of 2017 was $65.6 million compared to net cash used by operating activities of $11.3 million for the same period in 2016. Cash flows from operating activities before changes in working capital, insurance reimbursements, escrow deposits and ARO settlements were $112.3 million in the first half of 2017, compared to $6.5 million over the same period in 2016. The increase in cash flows was primarily due to higher realized prices for all our commodities - oil, NGLs and natural gas, lower operating costs and lower interest payments. Our combined average realized sales price per Boe increased 41.8%, which caused total revenues to increase $70.3 million. LOE decreased $9.4 million, G&A decreased $2.9 million and interest expense (the portion of interest that is a part of operating activities and not financing activities) decreased $34.4 million. Other items affecting operating cash flows for the six months ended June 30, 2017 included insurance reimbursements of $30.1 million, changes in receivables, accounts payable and accrued liabilities of $12.3 million, partially offset by ARO expenditures of $36.0 million and a deposit with the court related to the Apache matter of $49.5 million.

Adjusted EBITDA for the second quarter of 2017 was $72.6 million, up $31.8 million over the same period in 2016. Our Adjusted EBITDA margin was 59% in the second quarter of 2017, compared to 41% in the second quarter of 2016 and 52% in the first quarter of 2017. Adjusted EBITDA for the first six months of 2017 was $138.3 million representing an increase of $81.0 million over the first six months of 2016.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Liquidity: At June 30, 2017, our total liquidity was $222.0 million, consisting of an unrestricted cash balance of $72.3 million and $149.7 million of availability under our $150 million revolving bank credit facility. Our total liquidity as of July 26, 2017 was $254.9 million with a cash balance of over $105 million.

Capital Expenditures: Our capital expenditures for oil and gas properties on an accrual basis for the first six months of 2017 were $43.8 million ($44.6 million on a cash basis) compared to $17.7 million ($51.8 million on a cash basis) for the same period in 2016. In the first half of 2017 our capital expenditures were primarily directed at three different wells at Mahogany including the completion operations for the A-18 well, drilling and completion operations of the A-16BP1 and the drilling and completion of the A-8. We also conducted well activity at High Island 22. The remainder of the expenditures was associated with recompletions, development activities and seismic.

For 2017, our capital expenditure budget remains at $125.0 million. Our plug and abandonment activities for 2017 are currently estimated at approximately $82.8 million. Capital expenditures and abandonment activities are expected to be funded with cash on hand and cash flow from operating activities.

BOEM FINANCIAL ASSURANCE

We are in final stages of resolving our current issues with the BOEM that began over a year ago with its demand that W&T provide financial assurances (such as supplemental bonding) totaling $260.8 million.

  On June 20, 2017, we notified the BOEM that we had satisfied our financial assurance obligations for our sole liability properties (as opposed to joint ownership properties) as designated by BOEM.
  Based on our satisfaction of the BOEM demand for our sole liability properties, on June 28, 2017, the BOEM commenced the process necessary to rescind the four orders issued in 2016 instructing us to provide $260.8 million in financial assurance obligations.  That process was concluded formally on July 31, 2017 and we anticipate that the BOEM will subsequently rescind the orders in the ordinary course over the next few weeks.
  We are currently in compliance with our financial assurance obligations to the BOEM and, upon rescission of the 2016 orders, we will be under no outstanding BOEM orders related to financial assurance obligations.

OPERATIONS UPDATE

We currently have two rigs operating in the Gulf of Mexico, one of which is at Mahogany drilling the A-17 well, and the other is at Ship Shoal 300 rigging up to drill the B-5 well. For the first half of 2017 we have completed three wells all of which are in the Mahogany field.

Ship Shoal 349 "Mahogany" (100% WI, operated, shelf): In mid-April we placed on production the A-16 BP1 well targeting the 'P' Sand. The A-16 well achieved a peak net rate of approximately 1,625 Boe per day and is currently producing almost 1,100 Boe per day and is 83% oil. We then drilled the A-8 well to total depth and completed the well right before the end of the quarter. The well is currently in flow-back and is stabilizing. The rig is now drilling the A-17 well, which should test and extend the western limits of the large T-sand reservoir. Following that well we plan to drill a sidetrack well at the A-5 location targeting the 'Q' and 'P' sands. This well will likely be a 2018 completion. Workover and recomplete opportunities also exist at Mahogany and will be done as time and operating conditions permit. Mahogany production averaged over 8,000 Boe per day in June 2017.

Ship Shoal 300 B-5 (80% WI, operated, shelf): We have mobilized a platform rig to our Ship Shoal 300 field to commence drilling the B-5 well. This well will target multiple stacked pay intervals in an undrilled fault block, which are indicated by strong amplitude features in our new seismic. Assuming the well is successful, we may add a second well to further increase reserves and value. The SS 300 B-5 well is expected to cost approximately $8.4 million to drill and complete and to pay out in less than a year and half.

South Timbalier 224 (39% WI, operated, shelf): This is an exploratory open water location opportunity in 170 feet of water that is near existing infrastructure. Seismic indicates a large, amplitude supported prospect. This well should spud in the fourth quarter of 2017.

Ewing Bank 910 (36% - 50% WI, operated, deepwater): Two wells are planned in our Ewing Bank 910 field, including the South Timbalier 311 A-2 and A-3 sidetrack wells. The first well is expected to spud towards the end of 2017, with the next well to follow shortly thereafter in 2018. We view both of these wells to be low-risk exploration opportunities with multiple stacked pay sands. If successful, these wells can be brought on line quickly via existing infrastructure and pipelines.

Main Pass 286 (100% WI, operated, shelf): This is an exploratory well to be drilled in an open water location in 300 feet of water that is near existing infrastructure owned by W&T. Target is a strong amplitude variation with offset (AVO) supported Middle Miocene oil prospect in the Cris I sand at a target depth of 14,100'. Drilling will likely begin in the fourth quarter of 2017.

Viosca Knoll 823 "Virgo": Two to three wells are planned in our Virgo field later this year and into next year. The first well is the A-10 ST followed by the A-12 and then the A-2 ST. These wells can be drilled from the existing platform and assuming success can be brought on line relatively quickly.

Well Recompletions and Workovers: So far this year, we have completed seven recompletions that added approximately 1,700 Boe per day of production and eight workovers that have added approximately 5,400 Boe per day of production. Cost per flowing Boe for the recompletions was about $9,400 and about $1,050 per Boe for the workovers.

Third Quarter and Full Year 2017 Outlook:

Our guidance for the third quarter and full year 2017 in the table below represents the Company's best estimate of the range of likely future results. Third quarter guidance reflects an estimate of almost 3,000 Boe per day for storm downtime that may or may not occur. To be updated before issuing. Guidance could be affected by the factors described below in "Forward-Looking Statements."

	Third Quarter	Prior Full Year	Revised Full Year
Production	2017	2017	2017

Oil and NGL's (MMBbls)	1.9 - 2.2	8.7 - 9.7	8.4 - 9.3

Natural Gas (Bcf)	8.2 - 9.0	38.9 - 42.9	36.1 - 40.0

Total (Bcfe)	19.8 - 21.9	91.2 - 100.8	86.9 - 96.0

Total (MMBoe)	3.3 - 3.7	15.2 - 16.8	14.5 - 16.0

Operating Expenses	Third Quarter	Prior Full Year	Revised Full Year
($ in millions)	2017	2017	2017

Lease operating expenses	$39 - $43	$161 - $177	$149 - $165

Gathering, transportation &
production taxes	$6 - $7	$26 - $29	$25 - $28

General and administrative	$14 - $15	$58 - $64	$56 - $62

Income tax rate benefit		46%	32%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Friday, August 4, 2017, at 10:00 a.m. Eastern Time. To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. An updated investor presentation can be accessed from the Company's website. A replay of the conference call will be available after the call until August 11, 2017, and may be accessed by calling 201-612-7415 and using the passcode 13666117#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 50 producing fields in federal and state waters and has under lease approximately 730,000 gross acres, including approximately 480,000 gross acres on the Gulf of Mexico Shelf and approximately 250,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$123,323	$99,655	$247,716	$177,370

Operating costs and expenses:
Lease operating expenses	31,519	36,622	71,683	81,091
Gathering, transportation costs and production taxes	5,767	6,768	12,491	12,386
Depreciation, depletion, amortization and accretion	40,364	57,493	80,354	121,226
Ceiling test write-down of oil and natural gas properties	-	104,592	-	221,151
General and administrative expenses	16,474	16,235	29,748	32,678
Derivative (gain) loss	(3,689)	4,942	(7,644)	2,449
Total costs and expenses	90,435	226,652	186,632	470,981
Operating income (loss)	32,888	(126,997)	61,084	(293,611)

Interest expense, net of amounts capitalized	11,436	29,671	22,730	57,142
Gain on exchange of debt	8,056	-	7,811	-
Other (income) expense, net	5,168	(24)	5,114	1,282
Income (loss) before income tax benefit	24,340	(156,644)	41,051	(352,035)
Income tax benefit	(8,975)	(35,722)	(16,563)	(40,604)
Net income (loss)	$33,315	$(120,922)	$57,614	$(311,431)

Basic and diluted earnings (loss) per common share	$0.23	$(1.58)	$0.40	$(4.07)

Weighted average common shares outstanding	137,552	76,457	137,533	76,443

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	June 30,			Variance
	2017	2016	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,923	1,835	88	4.8%
NGL (MBbls)	351	451	(100)	-22.2%
Oil and NGLs (MBbls)	2,272	2,286	(14)	-0.6%
Natural gas (MMcf)	9,890	9,690	200	2.1%
Total oil and natural gas (MBoe) (1)	3,921	3,901	20	0.5%
Total oil and natural gas (MMcfe) (1)	23,524	23,404	120	0.5%

Average daily equivalent sales (MBoe/d)	43.1	42.9	0.2	0.5%
Average daily equivalent sales (MMcfe/d)	258.5	257.2	1.3	0.5%

Average realized sales prices:
Oil ($/Bbl)	$44.54	$39.11	$5.43	13.9%
NGLs ($/Bbl)	20.15	15.56	4.59	29.5%
Oil and NGLs ($/Bbl)	40.78	34.46	6.32	18.3%
Natural gas ($/Mcf)	2.96	2.05	0.91	44.4%
Barrel of oil equivalent ($/Boe)	31.10	25.28	5.82	23.0%
Natural gas equivalent ($/Mcfe)	5.18	4.21	0.97	23.0%

Average per Boe ($/Boe):
Lease operating expenses	$8.04	$9.39	$(1.35)	-14.4%
Gathering and transportation costs and production taxes	1.47	1.74	(0.27)	-15.5%
Depreciation, depletion, amortization and accretion	10.29	14.74	(4.45)	-30.2%
General and administrative expenses	4.20	4.16	0.04	1.0%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.34	$1.56	$(0.22)	-14.1%
Gathering and transportation costs and production taxes	0.25	0.29	(0.04)	-13.8%
Depreciation, depletion, amortization and accretion	1.72	2.46	(0.74)	-30.1%
General and administrative expenses	0.70	0.69	0.01	1.4%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Six Months Ended
	June 30,			Variance
	2017	2016	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	3,728	3,740	(12)	-0.3%
NGL (MBbls)	725	809	(84)	-10.4%
Oil and NGLs (MBbls)	4,452	4,549	(97)	-2.1%
Natural gas (MMcf)	19,875	19,761	114	0.6%
Total oil and natural gas (MBoe) (1)	7,765	7,843	(78)	-1.0%
Total oil and natural gas (MMcfe) (1)	46,589	47,055	(466)	-1.0%

Average daily equivalent sales (MBoe/d)	42.9	43.1	(0.2)	-0.5%
Average daily equivalent sales (MMcfe/d)	257.4	258.5	(1.1)	-0.5%

Average realized sales prices:
Oil ($/Bbl)	$45.76	$32.80	$12.96	39.5%
NGLs ($/Bbl)	21.80	14.85	6.95	46.8%
Oil and NGLs ($/Bbl)	41.86	29.61	12.25	41.4%
Natural gas ($/Mcf)	2.97	2.03	0.94	46.3%
Barrel of oil equivalent ($/Boe)	31.61	22.29	9.32	41.8%
Natural gas equivalent ($/Mcfe)	5.27	3.71	1.56	42.0%

Average per Boe ($/Boe):
Lease operating expenses	$9.23	$10.34	$(1.11)	-10.7%
Gathering and transportation costs and production taxes	1.61	1.58	0.03	1.9%
Depreciation, depletion, amortization and accretion	10.35	15.46	(5.11)	-33.1%
General and administrative expenses	3.83	4.17	(0.34)	-8.2%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.54	$1.72	$(0.18)	-10.5%
Gathering and transportation costs and production taxes	0.27	0.26	0.01	3.8%
Depreciation, depletion, amortization and accretion	1.72	2.58	(0.86)	-33.3%
General and administrative expenses	0.64	0.69	(0.05)	-7.2%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2017	2016
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$72,320	$70,236
Receivables:
Oil and natural gas sales	39,397	43,073
Joint interest	19,920	21,885
Insurance reimbursement	-	30,100
Income Taxes	12,027	11,943
Total receivables	71,344	107,001
Prepaid expenses and other assets	21,944	14,504
Total current assets	165,608	191,741

Total property and equipment	8,028,825	7,953,402
Less accumulated depreciation, depletion and amortization	7,478,144	7,406,349
Net property and equipment	550,681	547,053
Restricted deposits for asset retirement obligations	28,712	27,371
Income tax receivables	68,974	52,097
Escrow deposit - Apache lawsuit	49,500	-
Other assets	11,496	11,464
Total assets	$874,971	$829,726

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$58,283	$81,039
Undistributed oil and natural gas proceeds	21,270	26,254
Asset retirement obligations	52,432	78,264
Long-term debt	11,147	8,272
Accrued liabilities	13,122	9,200
Total current liabilities	156,254	203,029
Long-term debt:
Principal	873,733	873,733
Carrying value adjustments	110,604	138,722
Long-term debt, less current portion - carrying value	984,337	1,012,455

Asset retirement obligations, less current portion	265,428	256,174
Apache lawsuit liability	49,500	-
Other liabilities	17,409	17,105
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 140,690,917 issued and 137,821,744 outstanding at June 30, 2017; 140,543,545 issued and
137,674,372 outstanding at December 31, 2016	1	1
Additional paid-in capital	543,439	539,973
Retained earnings (deficit)	(1,117,230)	(1,174,844)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(597,957)	(659,037)
Total liabilities and shareholders' deficit	$874,971	$829,726

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
	(In thousands)

Operating activities:
Net Income (loss)	$57,614	$(311,431)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	80,354	121,226
Ceiling test write-down of oil and natural gas properties	-	221,151
Gain on exchange of debt	(7,811)	-
Debt issuance costs write-down/amortization of debt items	836	1,880
Share-based compensation	3,466	5,121
Derivative (gain) loss	(7,644)	2,449
Cash receipts on derivative settlements	2,208	4,746
Deferred income taxes	212	19,285
Changes in operating assets and liabilities:
Oil and natural gas receivables	3,675	1,226
Joint interest receivables	1,965	1,763
Insurance reimbursements	30,100	-
Income taxes	(16,960)	(57,931)
Prepaid expenses and other assets	(3,575)	(10,365)
Escrow deposit - Apache lawsuit	(49,500)	-
Asset retirement obligation settlements	(36,021)	(25,156)
Accounts payable, accrued liabilities and other	6,666	14,767
Net cash provided by (used in) operating activities	65,585	(11,269)

Investing activities:
Investment in oil and natural gas properties and equipment	(43,800)	(17,712)
Changes in operating assets and liabilities associated with investing activities	(827)	(34,122)
Proceeds from sales of assets	-	1,500
Purchases of furniture, fixtures and other	(853)	(70)
Net cash used in investing activities	(45,480)	(50,404)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	-	340,000
Repayments of long-term debt - revolving bank credit facility	-	(192,000)
Payment of interest on 1.5 Lien Term Loan	(4,113)	-
Payment of interest on 2nd Lien PIK Toggle Notes	(7,335)	-
Payment of interest on 3rd Lien PIK Toggle Notes	(6,201)	-
Other	(372)	83
Net cash provided by (used in) financing activities	(18,021)	148,083
Increase in cash and cash equivalents	2,084	86,410
Cash and cash equivalents, beginning of period	70,236	85,414
Cash and cash equivalents, end of period	$72,320	$171,824

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

"Net Income (Loss) Excluding Special Items" does not include the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, write-down of debt issue costs, ceiling test write-down of oil and natural gas properties, gain on exchange of debt, Apache lawsuit, East Cameron 321 settlement, civil penalties, and associated income tax adjustments. Net Income (Loss) Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$33,315	$(120,922)	$57,614	$(311,431)
Unrealized commodity derivative (gain) loss	(2,194)	5,583	(5,436)	7,195
Default in payment by joint interest partners	270	140	475	1,402
Write-down debt issue costs	-	-	-	1,368
Ceiling test write-down of oil and natural gas properties	-	104,592	-	221,151
Gain on exchange of debt	(8,056)	-	(7,811)	-
Apache lawsuit	6,285	-	6,285	-
EC 321 settlement	(1,109)	-	(1,109)	-
Civil Penalties	1,289	-	1,820	-
Income tax adjustment	1,297	(25,152)	2,328	(26,578)
Net income (loss) excluding special items	$31,097	$(35,759)	$54,166	$(106,893)

Basic and diluted income (loss) per common share, excluding special items	$0.22	$(0.47)	$0.38	$(1.40)

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, gain on exchange of debt, Apache lawsuit, East Cameron 321 settlement, civil penalties, and write-down of debt issue costs. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands)
	(Unaudited)

Net income (loss)	$33,315	$(120,922)	$57,614	$(311,431)
Income tax expense (benefit)	(8,975)	(35,722)	(16,563)	(40,604)
Net interest expense	11,429	29,647	22,718	57,056
Depreciation, depletion, amortization and accretion	40,364	57,493	80,354	121,226
Ceiling test write-down of oil and natural gas properties	-	104,592	-	221,151
EBITDA	76,133	35,088	144,123	47,398

Adjustments:
Unrealized commodity derivative (gain) loss	(2,194)	5,583	(5,436)	7,195
Default in payment by joint interest partners	270	140	475	1,402
Gain on exchange of debt	(8,056)	-	(7,811)	-
Apache lawsuit	6,285	-	6,285	-
EC 321 settlement	(1,109)	-	(1,109)	-
Civil Penalties	1,289	-	1,820	-
Write-down debt issue costs	-	-	-	1,368
Adjusted EBITDA	$72,618	$40,811	$138,347	$57,363

Adjusted EBITDA Margin	59%	41%	56%	32%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326